WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT

THIS AGREEMENT (the “Agreement”), effective this 26th day of June, 2002 (the “Effective Date”), is entered into by and between Laboratory Corporation of America Holdings (“LABCORP”), a Delaware corporation having its principal place of business at 430 South Spring Street, Burlington, NC 27215; and EXACT Sciences Corporation (“EXACT”), a Delaware corporation having its principal place of business at 63 Great Road, Maynard, MA 01754.

                EXACT owns certain proprietary technology directed to cancer detection and is producing improvements, enhancements, and inventions related to that technology.

                LABCORP has equipment, facilities, knowledge, and know-how that are useful in connection with the performance of commercial and clinical testing relating to EXACT’s proprietary technology.

                EXACT and LABCORP (the “Parties”), therefore, in consideration of the mutual covenants and conditions contained herein, agree as follows:

Article 1:  Definitions

1.1                                 “Affiliate” shall mean, with respect to either Party or any third party, any Person controlling, controlled by or under the common control of that Party or third party, as the case may be at any time during the Term of this Agreement.  For the purpose of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the shares entitled to vote for the election of directors.

1.2                                 “Approved Kit” shall mean an in vitro diagnostic kit for the performance of Assays.

1.3                                 “ACP”, which is an acronym for ‘Average Compensated Price’, shall mean, for any specified month, the average dollar amount received (as such average is calculated in the manner set forth on Schedule 3) for each Assay performed by LABCORP and its Affiliates and sub-licensees under this Agreement

1.4                                 “Analytical Process Improvement” shall mean EXACT’s protocols and associated Technology which: 1) reduces the [CONFIDENTIAL TREATMENT REQUESTED]/*/ , or reduces the [CONFIDENTIAL TREATMENT REQUESTED]/*/, 2) [CONFIDENTIAL TREATMENT REQUESTED]/*/, 3) results in [CONFIDENTIAL TREATMENT REQUESTED]/*/ using EXACT’s cost model as of the Effective Date, and 4) is [CONFIDENTIAL TREATMENT REQUESTED]/*/ (as specified in Section 3.5).

1.5                                 “Assay” shall mean a test for the detection of colorectal cancer on a patient sample using the Technology in the Field.

1.6                                 “Capture Process Improvement” shall mean EXACT’s protocol and associated Technology that will reduce the [CONFIDENTIAL TREATMENT REQUESTED]/*/, and that will [CONFIDENTIAL TREATMENT REQUESTED]/*/, using EXACT’s cost model as of the Effective Date.   If there are [CONFIDENTIAL TREATMENT REQUESTED]/*/ in order to implement the Capture Process Improvement for an annual run rate of [CONFIDENTIAL TREATMENT REQUESTED]/*/, then EXACT shall promptly reimburse LABCORP for the amount greater than [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT shall deliver to LABCORP the Capture Process Improvement on or before [CONFIDENTIAL TREATMENT REQUESTED]/*/. The [CONFIDENTIAL TREATMENT REQUESTED]/*/ shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]/*/ after [CONFIDENTIAL TREATMENT REQUESTED]/*/ that the delivery of the Capture Process Improvement is delayed.

1.7                                 “Commercial Launch Date” shall mean the later to occur of (i) completion of the Initial EXACT Obligations, or (ii) [CONFIDENTIAL TREATMENT REQUESTED]/*/.

1.8                                 “Exclusive Period” shall mean the period beginning on April 1, 2003 and ending on April 1, 2008, unless sooner terminated in accordance with Section 8.1, 11.2, or 11.6.

1.9                                 “Field” shall mean a screening assay (regardless of other uses to which such assay is put) for colorectal cancer in patient samples, excluding tests solely for staging and/or monitoring of colorectal cancer which do not obsolete or adversely impact such screening assay.

1.10                           “First Trigger Date” means the first of: (i) the date on which LABCORP, its Affiliates and sublicensees net collected revenue from performance of Assays (excluding Research Assays) exceeds [CONFIDENTIAL TREATMENT REQUESTED]/*/, or (ii) the date on which LABCORP, its Affiliates and sublicensees have processed and billed for [CONFIDENTIAL TREATMENT REQUESTED]/*/ Assays (excluding Research Assays) regardless of whether the Assays have been reimbursed.

1.11                           “Initial EXACT Obligations” shall mean EXACT providing LABCORP with the protocols, SOPs, reagents, and other information and materials reasonably required by LABCORP in order for LABCORP to validate the Assays at EXACT’s facilities.

1.12                           “Invention” shall mean any (i) ideas, designs, concepts, techniques, discoveries, inventions (whether or not patentable), improvements, modifications, know-how, methods, technology, developments, SOPs, protocols, proprietary information, data, and works of authorship; and (ii) patents, copyrights (including without limitation reproducing and preparing derivative works), trademarks, service marks, trade secret, trade dress, or other intellectual property rights associated with the foregoing.

1.13                           “Joint Invention” shall mean any Invention conceived and/or reduced to practice jointly by one or more employees or agents of EXACT and one or more employees or agents of LABCORP or its Affiliates in the course of performing any activities under this Agreement.

1.14                           “Locus” or “Loci” shall mean point mutation(s), insertion(s) and/or deletion(s) in (i) genes, such as, but not limited to, [CONFIDENTIAL TREATMENT REQUESTED]/*/, or (ii) microsatellites, such as, but not limited to, [CONFIDENTIAL TREATMENT REQUESTED]/*/, for use with the Technology.

1.15                           “Marketing Plan” shall mean a plan to be separately agreed upon by the Parties in writing and which shall specify a joint marketing and sales plan including but not limited to plans for the development and execution of a comprehensive direct and indirect sales plan, medical education programming, advocacy work toward guideline inclusion, in-office and other consumer programming, and managed care activities.

1.16                           “Minimum Performance Standards” shall mean the processing by LABCORP (including all of its Affiliates and sub-licensees) and the entities listed on Schedule 2 (including their Affiliates) of at least [CONFIDENTIAL TREATMENT REQUESTED]/*/ Assays (in the aggregate), excluding Research Assays, on or prior to [CONFIDENTIAL TREATMENT REQUESTED]/*/ .

1.17                           “Negative Article” shall mean a [CONFIDENTIAL TREATMENT REQUESTED]/*/.

1.18                           “Operations Plan” shall mean a plan to be separately agreed upon by the Parties in writing and which shall specify procedures for sample collection, sample distribution, capacity planning, and Assay performance.

1.19                           “Person” shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

1.20                           “Records” shall mean all written records, accounts, and data regarding the activities performed by LABCORP or its Affiliates under this Agreement.

1.21                           “Research Assays” shall mean Assays performed by LABCORP or its Affiliates or sub-licensees for research purposes (including without limitation clinical trials) without payment from a third party.

1.22                           “Research Purposes” shall mean non-commercial research purposes to support the development of in vitro diagnostic products and assays to be developed by or for EXACT (including clinical trials where testing is not paid for by a third party, but excluding clinical trials where testing is paid for by a third party).

1.23                           “Second Trigger Date” means the date on which (whichever comes first): (i) LABCORP’s, its Affiliates’ and sublicensees’ net collected revenue from performance of Assays (excluding Research Assays) exceeds [CONFIDENTIAL TREATMENT REQUESTED]/*/, or (ii) LABCORP, its Affiliates and sublicensees have processed and billed for [CONFIDENTIAL TREATMENT REQUESTED]/*/ Assays (excluding Research Assays) regardless of whether the Assays have been reimbursed.

1.24                           “Specified Compensated Assays” shall mean, with respect to any specified month for determination of any payment due by LABCORP to EXACT under Section 6.2 of this Agreement, the total number of Assays that meet each of the following criteria:  (a) such Assays were performed by LABCORP or any of its Affiliates or sub-licensees at any time during the twelve (12) month period ending on the last day of the specified month, and (b) LABCORP or any of its Affiliates or sub-licensees received itemized fee-for-services payments for such Assays during the specified month.

1.25                           “Standard of Care” shall mean inclusion in publicly reported guidelines of [CONFIDENTIAL TREATMENT REQUESTED]/*/ for screening for colorectal cancer.

1.26                           “Technology” shall mean individually or collectively the United States and Canadian patents and United States and Canadian patent applications of EXACT listed in the attached Schedule 1 (including all United States and Canadian patents issued from such applications, continuations, continuations-in-part used in the Field, and divisional applications based upon such applications, and reissues, re-examinations of such patents) and any additional Inventions as set forth in Section 2.3 below.  For the avoidance of doubt, Technology shall not include continuations-in-part used solely outside the Field.

1.27                           “Territory” shall mean the United States and Canada and their respective territories and possessions, except that it shall mean worldwide with respect to clinical trials.

1.28                           “Term” shall have the meaning given to it in Section 11.1 of this Agreement.

Article 2:  Licenses

2.1                                 License.  EXACT hereby grants to LABCORP and each of its Affiliates a non-transferable license to make, use, import, offer for sale, sell, and perform services, based on the Technology in the Field in the Territory for the Term.  The license granted under this Section 2.1 shall be sub-licensable by LABCORP to commercial reference laboratories only in the Field, subject to the prior approval of EXACT, with such approval not to be unreasonably withheld by EXACT.  The license granted under this Section 2.1 shall be exclusive during the Exclusive Period and otherwise non-exclusive.  As used in this Section 2.1, “exclusive” shall mean that the rights granted hereunder shall be exclusive to LABCORP and each of its Affiliates and sub-licensees in the Field except for the right of EXACT and each of its Affiliates (i) to use the Technology for any commercial purpose prior to the Commercial Launch Date and thereafter subject to the prior written approval of LABCORP (which approval may be granted or denied at LABCORP’s sole discretion); (ii) to license the Technology to other commercial and research organizations for Research Purposes; (iii) to grant a non-transferable, non-sublicensable license to the Technology to the entities and their Affiliates listed on Schedule 2 for commercial or Research Purposes (including clinical trials), provided such license is [CONFIDENTIAL TREATMENT REQUESTED]/*/; (iv) subject to the prior written approval of LABCORP, which approval may be granted or denied at LABCORP’s sole discretion, to license the Technology to other commercial and research organizations for commercial purposes; and (v) to perform and have performed research and clinical studies for EXACT’s Research Purposes, including working with a Person for the development and testing of an Approved Kit.

2.2                                 Additional Locus. If at any time during the term of the Agreement, either Party becomes aware of a genetic Locus that would enhance detection of colorectal cancer in an Assay using the Technology, such Party shall inform the other Party of such Locus and provide any supporting documentation known to such Party, and if such Locus is not currently on Schedule 5, then such Locus shall automatically be incorporated in the attached Schedule 5.  Incorporation of a locus in Schedule 5 pursuant to this Section 2.2 shall not constitute a representation or warranty by EXACT that such locus can be used by LABCORP free of patent infringement unless EXACT owns patent rights to such locus.

2.3                                 Additional Technology.  Any Invention that is [CONFIDENTIAL TREATMENT REQUESTED]/*/ at any time on or before [CONFIDENTIAL TREATMENT REQUESTED]/*/, shall automatically be included within the definition of “Technology” for purposes of this Agreement (and any patents or patent applications relating to such Inventions shall automatically be added to Schedule 1).  EXACT shall promptly notify LABCORP in writing of all such Inventions.  In addition, EXACT shall provide notice to LABCORP of any Invention that is [CONFIDENTIAL TREATMENT REQUESTED]/*/ at any time after [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the Term of this Agreement but prior to [CONFIDENTIAL TREATMENT REQUESTED]/*/ (an “Applicable EXACT Invention”).  Upon delivery of such notice and for a period of [CONFIDENTIAL TREATMENT REQUESTED]/*/ days thereafter, EXACT agrees to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  Notwithstanding the foregoing, EXACT reserves the right to [CONFIDENTIAL TREATMENT REQUESTED]/*/, in its sole discretion.  However, in the event that[CONFIDENTIAL TREATMENT REQUESTED]/*/, and EXACT [CONFIDENTIAL TREATMENT REQUESTED]/*/, then in each such case EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/.

Article 3:  Assays

3.1                                 Performance.  LABCORP agrees that each Assay conducted by LABCORP and its Affiliates and sub-licensees under this Agreement shall be performed in accordance with applicable laws and regulations.  Following the Effective Date, the Parties shall use good faith efforts to agree on an Operations Plan.

3.2                                 Supply and Pricing of Assay Kits.  In the event that, during the Term of this Agreement, (i) LABCORP is [CONFIDENTIAL TREATMENT REQUESTED]/*/, and (ii) EXACT is [CONFIDENTIAL TREATMENT REQUESTED]/*/, then EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT shall have the unqualified right to enter into agreements with third-parties for the development or commercialization of in vitro diagnostic kits, provided, however, that such agreements do not [CONFIDENTIAL TREATMENT REQUESTED]/*/, and any such agreements shall [CONFIDENTIAL TREATMENT REQUESTED]/*/.  For the avoidance of doubt, EXACT shall not [CONFIDENTIAL TREATMENT REQUESTED]/*/.  In addition, during any period of time during the Term of this Agreement in which LABCORP is [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT shall not [CONFIDENTIAL TREATMENT REQUESTED]/*/.

3.3                                 Reporting Requirements.

3.3.1                        Assays Performed.  Within fifteen (15) days following the end of each calendar month LABCORP will notify EXACT in writing of the total number of Assays performed during the prior month by LABCORP and its Affiliates and sub-licensees, including Research Assays (separately reported).

3.3.2                        Specified Compensated Assays and ACP.  Within thirty (30) days following the end of each calendar month, LABCORP will notify EXACT in writing of (i) the total number of Assays performed by LABCORP and its Affiliates and sub-licensees for which LABCORP or any of its Affiliates or sub-licensees received an itemized fee-for-service, including the number of Specified Compensated Assays and (ii) the ACP, in each case, with respect to the prior month.

3.3.3                        Assays for Capitated Payments.  Within thirty (30) days following the end of each calendar quarter, LABCORP will notify EXACT in writing of the total number of Assays performed during the prior quarter by LABCORP or its Affiliates or sub-licensees (excluding Research Assays) for which LABCORP or any of its Affiliates or sub-licensees did not receive an itemized fee-for-service (for example a capitated payment, such as Assays conducted pursuant to a managed care plan which pays LABCORP or any of its Affiliates or sub-licensees for a fee per patient regardless of the number of Assays performed).

3.3.4                        Interim Reporting; Records.  LABCORP shall make its personnel available, and otherwise use its reasonable efforts, to provide EXACT with such interim reporting information with respect to this Section 3.3 as may be reasonably requested by EXACT.  LABCORP shall maintain, and cause its Affiliates to maintain, accurate records relating to the number of Assays performed under this Agreement (including Research Assays, which shall be separately reported) and such books of account shall be subject to the inspection rights of EXACT set forth in Section 6.4 hereof.

3.4                                 Marketing Support.  The Parties shall use good faith efforts to agree on a Marketing Plan within six (6) months following the Effective Date.

3.5                                 API Committee.  Each party shall appoint two (2) scientists to a committee for the purpose of monitoring the progress of development of the Analytical Process Improvements (the “API Committee”).  The Analytical Process Improvement milestone payment (i.e., event 3 specified on Schedule 4) shall not be payable under Section 6.1.3 (or otherwise) until all scientists on the API Committee have accepted and approved the Analytical Process Improvements, in each scientist’s sole discretion.

Article 4:  Ownership and Rights

4.1                                 Pre-Existing Technology.  All Inventions, of any type, owned by LABCORP or EXACT as of the Effective Date shall remain the property of the respective Party.

4.2                                 Inventions.

4.2.1                        As between the Parties, EXACT shall own any Invention conceived and/or reduced to practice solely by employees or authorized agents of EXACT or any of its Affiliates (“EXACT Invention”) and LABCORP shall own any Invention conceived and/or reduced to practice solely by employees or authorized agents of LABCORP or any of its Affiliates (“LABCORP Invention”).

4.2.2                        If EXACT obtains a patent at any time during the Term that (i) would dominate a patent licensed under this Agreement, or (ii) would be infringed by LABCORP as a result of the performance of Assays by LABCORP at the time of issuance of such patent, then, in each case, such patent shall automatically be included in the relevant license(s) granted to LABCORP and its Affiliates under this Agreement.  EXACT hereby grants LABCORP an immunity from suit during the Term for any patent obtained by EXACT at any time during the Term that is infringed by LABCORP as a result of its performance of Assays.

4.2.3                        Any Joint Invention shall be jointly owned by EXACT and LABCORP, and each Party may use Joint Inventions internally within its organization in any manner and for any reason in its sole discretion, without the approval of the other Party and without any obligation to pay the other Party for any profits earned or other benefits acquired as a result of such internal use.  However, neither Party shall sell, license or otherwise provide rights to Joint Inventions to third parties without the prior written approval of the other Party (except as set forth in Section 4.6.2 below).

4.3                                 No Implied License.  Nothing in this Agreement shall be construed as granting any Person any right or license under any intellectual property rights of any other Person by implication, estoppel or otherwise, except as expressly set forth in this Agreement.

4.4                                 No Attempt to Obtain Rights.  Except as set forth in this Agreement, neither Party shall attempt to obtain, during the Term or thereafter, any right, title or interest in or to any Invention of the other Party.

4.5                                 [CONFIDENTIAL TREATMENT REQUESTED]/*/.  During the Term of this Agreement prior to [CONFIDENTIAL TREATMENT REQUESTED]/*/, LABCORP shall provide EXACT notice of any LABCORP Invention that is [CONFIDENTIAL TREATMENT REQUESTED]/*/ (an “Applicable LABCORP Invention”).  Upon delivery of such notice and for a period of [CONFIDENTIAL TREATMENT REQUESTED]/*/ days thereafter [CONFIDENTIAL TREATMENT REQUESTED]/*/ LABCORP agrees to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  Notwithstanding the foregoing, LABCORP reserves the right to [CONFIDENTIAL TREATMENT REQUESTED]/*/, in its sole discretion.  However, in the event that [CONFIDENTIAL TREATMENT REQUESTED]/*/, and LABCORP [CONFIDENTIAL TREATMENT REQUESTED]/*/, then in each such case LABCORP shall [CONFIDENTIAL TREATMENT REQUESTED]/*/.

4.6                                 Patent Prosecution.

4.6.1                        Inventions.  Each Party shall be expressly permitted to file and prosecute any patent application covering such Party’s own Inventions.

4.6.2                        Joint Inventions.  The Parties shall jointly agree upon any decisions relating to the preparation, filing, prosecution, maintenance and defense of any patent application on a Joint Invention or any patent issuing therefrom, and the Parties shall share equally in all expenses in connection therewith, including, without limitation, all attorneys’ fees incurred in connection therewith.  Notwithstanding the prior sentence, in the event of a disagreement regarding the filing of a patent application with respect to a Joint Invention, the Party seeking to file a patent application may file such patent application at its own expense, and the other Party agrees to assign all right, title, and interest in and to such application and any patents issuing therefrom to the Party filing such patent application subject to the retention of a perpetual, royalty-free, non-sublicensable, license to use the subject matter of the patent.  Each Party shall provide the other Party with copies of all official correspondence between such Party and U.S. or foreign patent offices in patent applications that the Parties pursue for Joint Inventions.

4.7                                 Litigation.  Each Party shall notify the other Party immediately if it becomes aware of (i) any infringement by a third party of any patent licensed under this Agreement during the Term or (ii) any infringement of any patent of a third party pursuant to the activities contemplated by this Agreement.  EXACT shall use [CONFIDENTIAL TREATMENT REQUESTED]/*/, at its own expense, to enforce (including without limitation instituting legal action when necessary) its patent rights and with respect to any infringement by a third party of any patents owned by EXACT and covered by the Technology in the Field.  Without limiting the foregoing, and without limiting any other rights or remedies of LABCORP, in the event EXACT does not file suit during the Exclusive Period to enforce its patent rights against a third party infringing on any patent licensed under this Agreement, EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ in connection with such suit.  After the Exclusive Period, LABCORP shall not have the right to [CONFIDENTIAL TREATMENT REQUESTED]/*/, except with the prior written consent of EXACT, which consent may be granted or denied in EXACT’s sole discretion.

Article 5:  Confidential Information

5.1                                 Confidential Information.  “Confidential Information” shall mean any information, in whatever form, designated by the disclosing Party (the “Disclosing Party”) in writing as confidential, proprietary or marked with words of like import when provided to the receiving Party (the “Receiving Party”), and information orally conveyed if the Disclosing Party states at the time of oral conveyance or promptly thereafter that such information is confidential, and provides specific written confirmation thereof within thirty (30) business days of the oral conveyance, or such extended period as the Parties may agree in writing.  Notwithstanding the foregoing designation requirement (i) all EXACT Inventions, and all information and technology provided by EXACT to LABCORP to enable LABCORP to perform activities hereunder shall be considered Confidential Information of EXACT under this Agreement, (ii) all LABCORP Inventions shall be considered Confidential Information of LABCORP under this Agreement, and (iii) all Joint Inventions shall be considered Confidential Information for both LABCORP and EXACT.

5.2                                 Exclusions to Confidential Information.  Confidential Information will not include information which (a) was in the Receiving Party’s possession without a confidentiality restriction prior to the disclosure by the Disclosing Party hereunder, as shown by the Receiving Party with contemporaneous written records; (b) at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party’s part; (c) is developed by the Receiving Party independently of and without reference or access to any Confidential Information it receives from the Disclosing Party, as shown by the Receiving Party with contemporaneous written records; (d) has come into the possession of the Receiving Party without a confidentiality restriction from a third party and such third party is under no obligation to the Disclosing Party to maintain the confidentiality of such information; (e) the Disclosing Party has given written permission to the Receiving Party to disclose, or (f) any patent application filed pursuant to Article 4 above.

5.3                                 Treatment of Confidential Information.  The Receiving Party acknowledges the confidential and proprietary nature of the Disclosing Party’s Confidential Information and agrees (i) to hold the Disclosing Party’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials); (ii) not to divulge any such Confidential Information to any third person; and (iii) not to make any use whatsoever of such Confidential Information except as expressly authorized in this Agreement. The Receiving Party shall limit disclosure of Confidential Information received from the Disclosing Party to those employees or agents of the Receiving Party whose use of or access to the Confidential Information is necessary to carry out such Party’s obligations under this Agreement, and shall secure from all employees, agents or contractors having access to the Confidential Information agreements, at least as protective of the Confidential Information as the provisions of this Article 5, to maintain such information in confidence.

5.4                                 Notwithstanding the provisions of Section 5.3 above, LABCORP shall be permitted to disclose the Technology (including without limitation EXACT Inventions and all information and technology provided by EXACT to LABCORP to enable LABCORP to perform activities hereunder) to its Affiliates and sublicensees who, in each case, have agreed to confidentiality restrictions at least as strict as those contained in this Article5.

5.5                                 Disclosure Required by Judicial or Governmental Request, Requirement or Order.  In the event that the Receiving Party is ordered or required to disclose the Disclosing Party’s Confidential Information pursuant to a judicial or government request, requirement or order, the Receiving Party shall promptly notify the Disclosing Party and take reasonable steps to assist the Disclosing Party in contesting such request, requirement or order or in otherwise protecting the Disclosing Party’s rights prior to disclosure.

5.6                                 Reproduction of Confidential Information.  The Receiving Party agrees not to reproduce or copy by any means Confidential Information, except as reasonably required to accomplish the purposes of this Agreement.  Upon termination of this Agreement, except for the rights of each Party to the Records as set forth elsewhere in this Agreement, the Receiving Party’s right to use Confidential Information shall immediately terminate.  In addition, upon such termination, or upon expiration of this Agreement or demand by the Disclosing Party at any time, Receiving Party shall return promptly to the Disclosing Party or destroy, at the Disclosing Party’s option, all tangible materials that disclose or embody Confidential Information, subject to any records required to be retained by either Party in accordance with laws, regulations, rules or orders.

5.7                                 Relief.  The Parties acknowledge and agree that because the violation, breach, or threatened breach of Article 5 of this Agreement would result in immediate and irreparable injury, each Party shall be entitled, without limitation of remedy, to (i) temporary and permanent injunctive and other equitable relief restraining the other Party from activities constituting a violation, breach or threatened breach of Article 5 of this Agreement to the fullest extent allowed by law, and (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages.

Article 6:  Payments

6.1                                 License Fees  LABCORP shall pay to EXACT fees in accordance with Sections 6.1.1, 6.1.2, 6.1.3 and 6.1.4.

6.1.1                        Effective Date License Fee. LABCORP shall pay EXACT a non-refundable license fee of  $15,000,000 one (1) day after the Effective Date of this Agreement (the “Effective Date License Fee”).   Payment of the Effective Date License Fee shall be made by LABCORP concurrent with the execution of this Agreement.

6.1.2                        Commercial Launch License Fee. LABCORP shall pay EXACT a license fee of $15,000,000 upon the Commercial Launch Date (the “Commercial Launch License Fee”); provided, however, that [CONFIDENTIAL TREATMENT REQUESTED]/*/ in the event [CONFIDENTIAL TREATMENT REQUESTED]/*/ prior to the Commercial Launch Date.   EXACT shall invoice LABCORP for the Commercial Launch License Fee upon the Commercial Launch Date (unless [CONFIDENTIAL TREATMENT REQUESTED]/*/ prior to such date), with payment of the invoiced fees due within fifteen (15) days after invoicing.

6.1.3                        Milestone License Fees.  LABCORP shall pay EXACT each of the license fees set forth on the attached Schedule 4 upon the occurrence of the events set forth next to each such license fee on the attached Schedule 4 (the “Milestone License Fees”); provided, however, that in the event [CONFIDENTIAL TREATMENT REQUESTED]/*/ prior to the Commercial Launch Date, [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT shall invoice LABCORP for each Milestone License Fee upon the occurrence of the applicable milestone event (unless [CONFIDENTIAL TREATMENT REQUESTED]/*/ prior to the Commercial Launch Date and the Milestone License Fee relates to [CONFIDENTIAL TREATMENT REQUESTED]/*/), with payment of the invoiced fees due within fifteen (15) days after invoicing.

6.1.4                        Performance-Based License Fees. If (and only if) the First Trigger Date occurs on or before [CONFIDENTIAL TREATMENT REQUESTED]/*/, then LABCORP shall pay EXACT a non-refundable license fee of [CONFIDENTIAL TREATMENT REQUESTED]/*/ to be paid within 30 days of the First Trigger Date.  If (and only if) the Second Trigger Date occurs on or before [CONFIDENTIAL TREATMENT REQUESTED]/*/, then LABCORP shall pay EXACT a non-refundable license fee of [CONFIDENTIAL TREATMENT REQUESTED]/*/ within 30 days of the Second Trigger Date.

6.2                                 Assay Payments.

6.2.1                        Pricing Schedule.  Within forty-five (45) days of the end of each month during the Term, LABCORP shall pay to EXACT a fee determined by multiplying the Specified Compensated Assays in such month by a per Assay fee as provided in Schedule 3; provided, however, that the Specified Compensated Assay fee shall in no event (except as provided in Section 6.2.2 (b)), be less than [CONFIDENTIAL TREATMENT REQUESTED]/*/ (the “Specified Compensated Assay Fee Minimum”)  The Specified Compensated Assay fee shall be determined by calculating the ACP as provided in Section 1.3 of this Agreement, and using the formula in Schedule 3 to determine the per Assay fee based on the ACP.  An example of the calculation of the fee under this Section 6.2.1 is provided in Schedule 3.  LABCORP shall use efforts consistent with its internal policies and procedures for similar types of assays to obtain compensation for all Assays performed by LABCORP and its Affiliates and sub-licensees hereunder.  Notwithstanding any termination of this Agreement, EXACT shall be entitled to payments under this Section 6.2 for all Specified Compensated Assays performed by LABCORP and its Affiliates and sub-licensees prior to such termination.

6.2.2                        Alternative Pricing.

a.                                       [CONFIDENTIAL TREATMENT REQUESTED]/*/.  Notwithstanding the foregoing, during and after the termination of [CONFIDENTIAL TREATMENT REQUESTED]/*/, in the event that LABCORP (including its Affiliates) [CONFIDENTIAL TREATMENT REQUESTED]/*/.  In addition, during any period of time during the Term of this Agreement in which LABCORP [CONFIDENTIAL TREATMENT REQUESTED]/*/ on a future date.

b.                                      Competing Assay.  With the exception of the entities listed in Schedule 2, in the event that, during the Term of this Agreement, a third party sells commercially an assay in the Field that satisfies [CONFIDENTIAL TREATMENT REQUESTED]/*/ on Schedule 4 as applied to the third party, the Specified Compensated Assay Fee Minimum provided in Section 6.2.1 shall no longer apply.

c.                                       Royalties On Existing Technology or Markers.  If LABCORP is required to pay any third party, other than [CONFIDENTIAL TREATMENT REQUESTED]/*/, a royalty to use any of the protocols transferred by EXACT pursuant to this Agreement (as such protocols are configured at the time of transfer by EXACT to LabCorp), or any of the loci in Schedule 5 (as Schedule 5 existed as of the Effective Date), then the royalty due such third party shall be deducted from the Assay payments due under this Article 6.

d.                                      New Invention or Loci For Which A Third Party Royalty is Due.  If either party becomes aware of an Invention or a locus that is useful in performing Assays hereunder and for which a royalty must be paid to a third party, the Parties shall discuss whether such Invention or locus should be used in an Assay.  If the parties agree that such an Invention or locus should be used in an Assay, then the parties shall negotiate in good faith an equitable adjustment to the terms of this Agreement, if any.  The prior sentence shall not be construed as limiting LABCORP’s right to use the Technology in the Field in conjunction with other Inventions or loci, but merely requiring the parties to negotiate in good faith on an equitable adjustment (if any) to the terms of this Agreement if LABCORP and EXACT agree that such new Inventions or loci should be used in performing Assays.

6.2.3                      Capitated Payments.  For each calendar quarter during the Term in which the number of Assays performed by LABCORP and its Affiliates and sublicensees under this Agreement (excluding Research Assays) for which LABCORP or its Affiliates or sublicensees did not receive an itemized fee-for-service payment (for example, a capitated payment, such as Assays conducted pursuant to a managed care plan which pays LABCORP or its Affiliates or sublicensees a fee per patient regardless of the number of Assays performed) exceeds the Specified Capitated Percentage (defined below) of the total number of Assays performed by LABCORP and its Affiliates and sublicensees under this Agreement (excluding Research Assays), LABCORP shall pay EXACT a fee for such calendar quarter equal to an amount as is determined by multiplying (i) [CONFIDENTIAL TREATMENT REQUESTED]/*/, by (ii) [CONFIDENTIAL TREATMENT REQUESTED]/*/.  The “Specified Capitated Percentage” shall mean [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT shall invoice LABCORP for such fees on a quarterly basis, with payment of the invoiced fees due within 30 days after invoicing.

6.3                               Late Payments.  Each Party may impose interest compounded at the rate of one and one-half percent (1½%) above the prime rate published in The Wall Street Journal, Eastern Edition, under the heading “Money Rates,” on the first business day of each calendar quarter in which such payments are overdue, per annum on any overdue amount (or such lesser percentage permitted by law) owed by the other Party hereunder until such other Party is current in payment.  In the event that LABCORP is overdue on its payment obligations under (i) Section 6.1.2 and 6.1.3 hereof for more than fifteen (15) days and (ii) under Section 6.2 hereof for more than thirty (30) days, EXACT may provide written notice to LABCORP of such overdue payment obligations and, if such overdue obligations are not paid within thirty (30) days after LABCORP’s receipt of such notice, then EXACT may, at EXACT’s option and without liability, suspend the license granted to LABCORP under this Agreement until LABCORP’s account is current. All applicable federal, state, or local taxes assessed in connection with this Agreement (excluding taxes imposed on the income of EXACT) will be paid by LABCORP.

6.4                                 Inspection Rights.

a.               LABCORP shall retain its Records for a period of three (3) years after the expiration of the Term of this Agreement.  LABCORP shall make its Records and books of account relating to EXACT’s entitlement to payment hereunder for Assays performed available to EXACT (and its representatives and consultants) for inspection and review at any reasonable time upon thirty (30) days prior written request by EXACT.  Any discrepancies in accounting discovered through such review shall be resolved by mutual agreement of the Parties.  In the absence of an agreement between the Parties within thirty (30) days of such audit, the Parties agree that the dispute shall be immediately referred to one executive officer of each Party, chosen at the sole discretion of that Party, who shall negotiate in good faith with each other to resolve the dispute during the period ending 30 days after the date of such referral.  If the designated officers of the Parties are unable to resolve the dispute within such 30 day period, the dispute shall be referred to arbitration pursuant to Section 12.2 of this Agreement.  In the event that it is determined that, as a result of a EXACT inspection or review, EXACT is entitled to additional payments under this Agreement exceeding five percent (5%) of amounts actually paid to EXACT (over the applicable period of review), the reasonable out-of-pocket expenses of EXACT in connection with such inspection and review shall be borne by LABCORP.  In the event that it is determined that, as a result of a EXACT inspection or review, EXACT is not entitled to additional payments under this Agreement exceeding five percent (5%) of amounts actually paid to EXACT (over the applicable period of review), the reasonable out-of-pocket expenses of LABCORP in connection with such inspection and review shall be borne by EXACT.

b.              EXACT shall retain its records regarding the terms of licenses it has granted within the Field, and regarding the terms of diagnostic kits it has sold for the performance of Assays, for a period of three (3) years after the expiration of the Term of this Agreement.  EXACT shall make such records relating to [CONFIDENTIAL TREATMENT REQUESTED]/*/ hereunder available to LABCORP (and its representatives and consultants) for inspection and review at any reasonable time upon thirty (30) days prior written request by LABCORP.

6.5                                 [CONFIDENTIAL TREATMENT REQUESTED]/*/ for Involvement of a Designated Company.  In the event a Designated Company (defined below) [CONFIDENTIAL TREATMENT REQUESTED]/*/, then (a) EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/, as indicated on Schedule 6, and (b) [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the Exclusive Period.  In the event any of the events described in the prior sentence occur with respect to the entities or an Affiliate of the entities listed on Schedule 2 (instead of EXACT), then [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the Exclusive Period.  A “Designated Company” refers to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  Notwithstanding anything to the contrary contained herein, LABCORP shall not be entitled to [CONFIDENTIAL TREATMENT REQUESTED]/*/ as a result of any agreement between EXACT and a third party for the development or commercialization of an Approved Kit.

Article 7:  Promotion; Use of Name

7.1                                 Promotion by LABCORP.  LABCORP shall, subject to EXACT’s written prior approval, make reasonable efforts to reference “EXACT Sciences” and “PreGen-Plus” in an appropriate manner in the Field in marketing and promotional materials, test directories, and websites; provided, however, that EXACT shall have the right to review and comment on any proposed LABCORP marketing and promotional materials, test directories, and websites (other than materials, test directories and websites that have been previously approved by EXACT and which make no new use of “EXACT Sciences” or “PreGen-Plus”) that make reference to “EXACT Sciences” and/or “PreGen-Plus” for a period of fourteen (14) days after receipt thereof.

7.2                                 Promotion by EXACT.  EXACT shall, subject to LABCORP’s written prior approval, make reasonable efforts to reference LABCORP’s name in an appropriate manner in the Field in marketing and promotional materials, test directories, and websites; provided, however, that LABCORP shall have the right to review and comment on any proposed EXACT marketing and promotional materials, test directories, and websites (other than materials, test directories and websites that have been previously approved by LABCORP and which make no new use of LABCORP) that make reference to LABCORP for a period of fourteen (14) days after receipt thereof.

7.3           Expenses.  Each Party shall be responsible for their own sales and marketing expenses.

7.4                                 Publicity.  Except as specifically set forth in this Agreement, no Party shall use any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof of any other Party, or the name of any of another Party’s employees in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other Party; provided, however, that no Party shall unreasonably withhold its approval to any use of its name which accurately describes the relationship of the Parties under this Agreement and such Party’s participation in the activities provided for in this Agreement.

7.5                                 Trademark Usage.  LABCORP shall use the trademarks of EXACT only in connection with the display, advertising, promotion and marketing of Technology and only in accordance with the terms and conditions of this Agreement.  LABCORP shall not alter or modify the trademarks of EXACT in any way, and LABCORP shall use reasonable efforts not to use the trademarks of EXACT in a manner so as to cause dilution.  LABCORP shall identify each EXACT trademark as a trademark of EXACT and shall place a trademark notice, where appropriate, on each piece of advertising or promotional material containing EXACT trademarks.

Article 8:  Technology Exclusivity

8.1                               Exclusivity. EXACT may terminate this Agreement immediately upon written notice to LABCORP in the event that LABCORP ceases to use EXACT as its sole licensor of DNA-based molecular diagnostics technology for the detection of colon and rectal cancer in stool at any time during the Exclusive Period; provided, however, that the Term of this Agreement shall continue beyond the date of such notice, but in no event later than twelve (12) months following the date of such notice, solely to the extent necessary for LABCORP to complete services it obligated itself to perform for third parties using the Technology prior to the date of such notice. The Parties acknowledge that such right of termination shall not exist as a result of (i) any procurement, purchasing, marketing, sale or distribution by LABCORP of any commercially available diagnostic product approved by the FDA, or (ii) LABCORP’s purchase of any components from any source for use in connection with performance of Assays.

Article 9:  Limitation of Liability and Indemnification

9.1                                 LIMITATION OF LIABILITY.  EXCEPT TO THE EXTENT ARISING FROM INDEMNIFICATION FOR THIRD PARTY CLAIMS UNDER SECTION 9.2 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES EXCEPT FOR PATENT INFRINGEMENT DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2                                 Indemnification.

9.2.1                        EXACT agrees to defend and/or handle at its own expense, any third party claim, suit or action against LABCORP and each of its Affiliates and sub-licensees based upon [CONFIDENTIAL TREATMENT REQUESTED]/*/ under this Agreement.  EXACT further agrees to indemnify and hold LABCORP and each of its Affiliates and sub-licensees harmless from and against any and all liabilities, losses, costs, obligations, judgments, damages and expenses (including costs of investigation and reasonable attorneys’ fees) associated with any such claim, suit or action.

9.2.2                        LABCORP agrees to defend and/or handle at its own expense, any third party claim, suit or action against EXACT and each of its Affiliates for [CONFIDENTIAL TREATMENT REQUESTED]/*/.  LABCORP further agrees to indemnify and hold EXACT and each of its Affiliates harmless from and against any and all liabilities, losses, costs, obligations, judgments, damages and expenses (including costs of investigation and reasonable attorneys’ fees) associated with any such claim, suit or action.

Article 10: Representations and Warranties

10.1                           LABCORP Representations and Warranties. LABCORP represents, warrants and covenants to EXACT that:

10.1.1                  This Agreement does not contravene or constitute a default under or violation of any provision of applicable law binding upon LABCORP or any agreement, commitment, instrument or other arrangement to which LABCORP is a party;

10.1.2                  All necessary consents, approvals and authorizations of all governmental authorities or other third parties required to be obtained in connection with entry into this Agreement have been obtained; and

10.1.3                  All consultants of LABCORP who participate in research and development or laboratory or analytical procedures relating to the Technology will execute appropriate instruments of assignment in favor of LABCORP as assignee that convey to LABCORP ownership of all right, title and interest in and to all intellectual property rights or any Invention that may arise from such participation.

10.2                           EXACT Representations and Warranties.  EXACT represents and warrants to LABCORP that:

10.2.1                  EXACT is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

10.2.2                  This Agreement does not contravene or constitute a default or violation of any provision of applicable law binding upon EXACT or any agreement, commitment, or instrument to which EXACT is a party;

10.2.3                  EXACT has sufficient title and ownership rights to license the Technology as specified in this Agreement;

10.2.4                  LABCORP and its Affiliates and sub-licensees shall be entitled to use and enjoy the benefit of the Technology in the Field to the extent of the license granted hereunder, and, except as otherwise provided in this Agreement, LABCORP’s and its Affiliate’s and sub-licensee’s use thereof shall not be adversely affected, interrupted or disturbed by EXACT or any Person asserting a claim under, through, or on behalf of EXACT;

10.2.5                  As of the Effective Date, EXACT is not aware of any material unauthorized use, infringement or misappropriation of the Technology, or any other intellectual property rights of EXACT licensed hereunder;

10.2.6                  As of the Effective Date, EXACT is not aware of any pending or threatened litigation which alleges 1) that the Technology infringes on any of the intellectual property rights of any third party or was misappropriated, or 2) that by using the Technology  LABCORP and its Affiliates and sub-licensees would be infringing or misappropriating any of the intellectual property rights of any Person;

10.2.7                  As of the Effective Date, EXACT is not aware of a patent issued to a third party that would be infringed by LABCORP or its Affiliates’ or sub-licensees’ performance and commercialization of the Assays using the protocols transferred by EXACT under this Agreement;

10.2.8                  Prior to the Effective Date, EXACT has not granted any licenses or covenants-not-to-sue to any third parties with respect to the Technology;

10.2.9                  As of the Effective Date, EXACT is not aware of any reason that the patents listed in Schedule 1 are not valid and enforceable patents, and during the Term, EXACT shall submit all filings, make all payments, and take all other actions necessary to maintain such patents as valid, in force and in good standing for the longest possible duration with the U.S. Patent and Trademark Office and corresponding foreign patent authorities (at its own expense) to avoid premature expiration or termination of its patents;

10.2.10            As of the Effective Date, the Technology licensed to LABCORP and its Affiliates and sub-licensees under this Agreement constitutes all of the technology, information and intellectual property necessary for LABCORP and its Affiliates and sub-licensees to perform the Assays as of the Effective Date, except for [CONFIDENTIAL TREATMENT REQUESTED]/*/;

10.2.11            The current assay protocol EXACT uses to prepare stool sample and to extract DNA therefrom results in a population of human DNA that is representative of human DNA in exfoliated colonic epithelial cells; and

10.2.12            The protocol for Assays in use by EXACT as of the Effective Date, and any other protocols to be provided by EXACT to LABCORP at any time (including without limitation the Analytical Process Improvement, Capture Process Improvement, and any Inventions provided by EXACT pursuant to Section 2.3), correctly function to screen patient samples for colorectal cancer for commercial purposes.

10.3                           DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER LABCORP NOR EXACT MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE MARKETABILITY, USE, OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE RESULTS OF ANY ASSAY PERFORMED HEREUNDER.

Article 11:  Termination

11.1                           Term.  This Agreement shall continue from the Effective Date until the expiration of the last to expire of the patents and patent applications included now or hereafter on Schedule 1 hereto, unless this Agreement is terminated earlier in accordance with this Article 13 or Section 8.1 (the “Term”).

11.2                           Termination.  Either Party may terminate this Agreement:

11.2.1                  If the other Party materially breaches any representation or warranty or fails to perform any material obligation hereunder, and such breach is not remedied within thirty (30) business days after written notice thereof to the Party in default; or

11.2.2                At any time if the other Party becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of such Party’s assets and, as a result thereof, such Party is unable or unwilling to perform its obligations under this Agreement.

11.3                           Survival. Articles 1, 4, 5 (except Section 5.4), 9, 10 and 12 and Sections 6.1.1, 6.2, 6.3, 6.4, 11.3, 11.5 and shall survive the termination of this Agreement.

11.4                           Effective Date of Termination.  Termination of this Agreement shall take effect: (a) as to breaches which have cure periods as set forth in Section 11.2 hereof, immediately upon expiration of the cure period if the breach is not cured within the applicable cure period, and (b) as to other termination provisions, immediately upon the date of any termination notice.

11.5                           Effect of Termination.  Upon the expiration or termination of this Agreement, each Party shall (i) discontinue performance of all activities hereunder; (ii) deliver to the other Party all Confidential Information, intellectual property and other materials that belong to such Party or are otherwise required to be delivered to such Party in accordance with the terms of this Agreement, and (iii) certify to the other Party in writing, within fifteen (15) days from the date of termination, compliance with this Section 11.5; provided that nothing contained in this Article 11 shall preclude any Party’s right to payment under Article 6 hereof for activities conducted prior to termination.

11.6                           Termination of Exclusive Period by EXACT.

11.6.1                  Inability to Handle Volumes.  If, during the last three years of the Exclusive Period, EXACT has already met each of the milestone events set forth on Schedule 4 and the average daily volume of specimens received by LABCORP for the Technology in the Field exceeds [CONFIDENTIAL TREATMENT REQUESTED]/*/ specimens per day during any [CONFIDENTIAL TREATMENT REQUESTED]/*/ day period, LABCORP shall, at EXACT’s written request (which request may be made no more than twice a year) and within fourteen (14) days of receipt of such written request, provide EXACT with monthly volume projections for the next twelve (12) months and evidence of LABCORP’s ability to process at least [CONFIDENTIAL TREATMENT REQUESTED]/*/ of such specimens within [CONFIDENTIAL TREATMENT REQUESTED]/*/ days of their receipt by LABCORP.  If, after fourteen (14) days, LABCORP (i) is unable to provide reasonable evidence of its ability to handle the volume projections or (ii) does not provide volume projections and evidence of its ability to handle the volume, the Exclusive Period will automatically terminate; provided, however, that if the Parties do not agree on whether evidence provided by LABCORP is sufficient to indicate its ability to handle volume projections, then the Exclusive Period shall not terminate until such dispute is settled by arbitration in accordance with Section 12.2.

11.6.2                  Minimum Performance Standards.  If LABCORP fails to meet the Minimum Performance Standards then EXACT shall have the right, upon written notice to LABCORP, to terminate the Exclusive Period and convert the license granted under Section 2.1 to a non-exclusive license for the remainder of Term. Notwithstanding the foregoing, EXACT shall not be permitted to exercise its rights under this Section 11.6.2 if EXACT has not achieved all of the milestones set forth on Schedule 4 hereto by [CONFIDENTIAL TREATMENT REQUESTED]/*/.

11.6.3                  Cessation of Offering Assays.  In the event that LABCORP on its own accord ceases to offer and promote Assays hereunder after the Commercial Launch Date, then EXACT shall have the right, upon written notice to LABCORP, to terminate the Exclusive Period and convert the license granted under Section 2.1 to a non-exclusive license for the remainder of Term.  In the event EXACT exercises its right under this Section 11.6.3 to terminate the Exclusive Period, then [CONFIDENTIAL TREATMENT REQUESTED]/*/.

Article 12:  Miscellaneous

12.1                           Headings.  All headings used in this Agreement and its attachments are intended for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

12.2                           Dispute Resolution.  If a dispute arises between the Parties relating to (i) the interpretation or performance of the Agreement; or (ii) the grounds for the termination of the Agreement, the Parties agree to convene a Dispute Resolution Committee (the “Committee”), consisting of two EXACT representatives with decision-making authority and two LABCORP representatives with decision-making authority to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  Either Party may request the convening of a Committee by written notice to the other Party.  A Committee shall convene for an initial meeting within forty-five (45) days of such written notice.  If the Parties have not succeeded in negotiating a resolution of the dispute, within thirty (30) days after the initial meeting of the Committee, the dispute shall be submitted for binding arbitration under the then current Commercial Rules of the American Arbitration Association (“AAA”).  Such arbitration shall be held in Dover, Delaware.  The Parties shall select three (3) arbitrators from a list of seven (7) arbitrators provided by the AAA.  The Parties shall bear the costs of the arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party’s costs.  The arbitrators shall make decisions in accordance with applicable Federal and Delaware law and the factual evidence presented.  The decision of the arbitrators shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party.  The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision.  The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.  Nothing in this Agreement prevents either Party from seeking equitable relief at any time to prevent irreparable harm or for specific enforcement of the terms of this Agreement, except that no equitable relief shall be sought to prevent or avoid arbitration under the terms of this Agreement.

12.3                           No Agency; Independent Contractors.  The Parties agree that, in the performance of this Agreement, they are and shall be independent contractors.  Nothing herein (including without limitation the provisions of Article 4 hereof) shall be construed to constitute a partnership or joint venture between the Parties nor shall any Party be construed as the agent of any other Party for any purpose whatsoever, and no Party shall bind or attempt to bind any other Party to any contract or the performance of any obligation, or represent to any third party that it has any right to enter into any binding obligation on the other Party’s behalf.

12.4                           Amendments in Writing.  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by both of the Parties hereto.

12.5                           Failure to Enforce.  If either Party fails to enforce any term of this Agreement or fails to exercise any remedy, such failure to enforce or exercise on that occasion shall not prevent enforcement or exercise on any other occasion.

12.6                           Exercise of Rights and Remedies.  All rights and remedies, whether conferred by this Agreement or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

12.7                           Choice of Law; Venue, Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.  Venue for any dispute arising under or resulting from this Agreement shall be in Delaware and each of the Parties hereby irrevocably submits to the jurisdiction of the United States Federal Court for the District of Delaware (or, if such court does not have subject matter jurisdiction, a state court sitting in Delaware) in any action, suit or proceeding brought against it by the other Party arising under, resulting from, or related to this Agreement.

12.8                           Severability.  If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provisions within the limits of applicable law or applicable court decision.

12.9                           Inability to Perform.  Neither Party shall be liable for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed by circumstances outside such Party’s reasonable control, including without limitation fire, flood, earthquake, other natural disaster, war, embargo, riot or the intervention of any government authority, provided that the Party that is unable to perform immediately notifies the other Party of such inability.

12.10                     Notice.  Notices to be given under this Agreement shall be in writing, and sent by prepaid registered or certified mail, return receipt requested, or by prepaid overnight courier service, or by facsimile, to the  addresses set forth on the signature page to this Agreement, or to such other address as a Party may, from time to time, specify to the other Party by written notice.

12.11                     Entire Agreement.  This Agreement (including all Schedules, attachments and appendices to this Agreement, which are incorporated herein by reference) constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior agreements, proposals, negotiations and communications between the Parties, both oral and written, regarding the subject matter hereof.  Without limiting the foregoing, the Agreement between the parties dated July 10, 2001 (the “Prior Agreement”), is hereby superseded by this Agreement, provided that any Confidential Information exchanged under the Prior Agreement shall continue to be treated as Confidential Information under this Agreement, and any liabilities or obligations of either Party arising from any representations, warranties, or indemnities under the Prior Agreement shall survive with respect to any claims arising from or relating to activities performed under the Prior Agreement.

12.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

12.13                     No Assignment.  Neither Party may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Party; provided, however, that any merger, reorganization, transfer of substantially all assets of a Party, or other change in control or ownership of such Party shall not be considered an assignment for the purposes of this Agreement.

12.13                     Steering Committee.  A steering committee consisting of at least two employees of EXACT, one of whom shall be a senior executive and two employees of LABCORP, one of whom shall be a senior executive, shall meet periodically, as mutually agreed upon by the parties, in order to monitor and implement this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Laboratory Corporation of America Holdings		EXACT Sciences Corporation

By	/s/ Thomas P. MacMahon	By	/s/ Don M. Hardison

Title		Title	President and CEO

Date		Date	6/26/02

Laboratory Corporation of America Holdings	EXACT Sciences Corporation
430 South Spring Street	63 Great Road
Burlington, North Carolina 27215	Maynard, Massachusetts 01754
Attn: Bradford T. Smith, Esq.	Attn: Don Hardison
Executive Vice President	President and CEO
Fax: 336-226-3835	Fax: 978-897-3481

With a copy also sent to:	With a copy also sent to:

Parker Poe Adams & Bernstein, LLP	Testa, Hurwitz & Thibeault, LLP
P.O. Box 389	125 High Street
150 Fayetteville Street Mall, Suite 1400	Boston, MA 02110
Raleigh, North Carolina 27602-0389	Attn: Thomas C. Meyers
Attn: John R. Erwin, Esq.	Fax: 617.790.0189
Fax: 919-834-4564

SCHEDULE 1

Technology

United States Patents and Patent Applications	Canadian Patents and Patent Applications
[CONFIDENTIAL TREATMENT REQUESTED]/*/	[CONFIDENTIAL TREATMENT REQUESTED]/*/

SCHEDULE 2

Authorized Licensees

[CONFIDENTIAL TREATMENT REQUESTED]/*/

SCHEDULE 3

Per Assay Fee

[CONFIDENTIAL TREATMENT REQUESTED]/*/ of the ACP; provided, however, that the per Assay fee shall in no event be less than [CONFIDENTIAL TREATMENT REQUESTED]/*/ (regardless of ACP).

EXAMPLE:  During January of 2003, LABCORP and its Affiliates and sub-licensees collect a total of $800,000 in itemized fee-for-service payments for 2,500 Assays that (i) were performed under this Agreement by LABCORP and its Affiliates and sub-licensees between January 1, 2003 and January 31, 2004 and (ii) for which LABCORP and its Affiliates and sub-licensees were not previously compensated.  Additionally 300 Assays were performed in January pursuant to a capitated payment plan for which LABCORP did not receive an itemized fee-for-service payment.  The Specified Compensated Assays [CONFIDENTIAL TREATMENT REQUESTED]/*/, and the ACP is equal to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  As such, the per-Assay fee is [CONFIDENTIAL TREATMENT REQUESTED]/*/, and the fees due for January 2003 under Section 6.2.1 of this Agreement are [CONFIDENTIAL TREATMENT REQUESTED]/*/.

During February and March of 2003, LABCORP and its Affiliates and sub-licensees performs the same number of Assays including 300 Assays in each of February and March pursuant to a capitated payment plan for which no fee-for-service payment was received and collects the same aggregate itemized fee-for-service payments as in January of 2003.  Therefore, in addition to [CONFIDENTIAL TREATMENT REQUESTED]/*/ received in January of 2003 as described above, LABCORP would also owe EXACT fees of for each of February and March.  Additionally, EXACT will be entitled to a quarterly fee equal to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  This additional quarterly fee is calculated as follows: [CONFIDENTIAL TREATMENT REQUESTED]/*/.  That number is [CONFIDENTIAL TREATMENT REQUESTED]/*/.  Given that this number is [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT would be paid [CONFIDENTIAL TREATMENT REQUESTED]/*/ which equals [CONFIDENTIAL TREATMENT REQUESTED]/*/ payable under Section 6.2.3 of this Agreement.

ACP

For purposes of determining the ACP in accordance with Section 1.3 of the Agreement, the average dollar amount received for each Assay performed by LABCORP and its Affiliates and sub-licensees will be calculated by [CONFIDENTIAL TREATMENT REQUESTED]/*/, as follows:  ACP for any month shall be calculated as [CONFIDENTIAL TREATMENT REQUESTED]/*/.  The calculation of ACP shall expressly exclude [CONFIDENTIAL TREATMENT REQUESTED]/*/, and shall also expressly exclude [CONFIDENTIAL TREATMENT REQUESTED]/*/.  As of the Effective Date, the [CONFIDENTIAL TREATMENT REQUESTED]/*/, and therefore the Parties acknowledge that the payments accounted through [CONFIDENTIAL TREATMENT REQUESTED]/*/ will serve as an acceptable basis for determining the average dollar amount received for each applicable Assay under the Agreement.  However, if for any month during the Term of this Agreement [CONFIDENTIAL TREATMENT REQUESTED]/*/, then the Parties will use their best efforts to promptly determine a new system or manner in which to determine the average dollar amount received for each Assay performed by LABCORP and its Affiliates that is acceptable to both Parties.

SCHEDULE 4

License Fee Milestone Payments

Milestone	Payment

[CONFIDENTIAL TREATMENT REQUESTED]/*/

SCHEDULE 5

Loci

Gene                                       Codon

[CONFIDENTIAL TREATMENT REQUESTED]/*/

Gene                                       Microsatellite

[CONFIDENTIAL TREATMENT REQUESTED]/*/

Additional Loci will automatically be added to this Schedule as applicable after the Effective Date pursuant to Section 2.2.

SCHEDULE 6

[CONFIDENTIAL TREATMENT REQUESTED]/*/

Commercial Launch License Fee

[CONFIDENTIAL TREATMENT REQUESTED]/*/

Milestone License Fees

[CONFIDENTIAL TREATMENT REQUESTED]/*/